Exhibit 5

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808
+1 215 994 4000 Main
+1 215 994 2222 Fax www.dechert.com

November 24, 2025

Crown Holdings, Inc.

14025 Riveredge Drive, Suite 300

Tampa, FL 33637

Crown Americas LLC

c/o Crown Holdings, Inc.

14025 Riveredge Drive, Suite 300

Tampa, FL 33637

Guarantors listed on Schedule A

c/o Crown Holdings, Inc.

14025 Riveredge Drive, Suite 300

Tampa, FL 33637

Re: Form S-4 Registration Statement (Reg. No. 333-)

Ladies and Gentlemen:

We have acted as special counsel to Crown Holdings, Inc., a Pennsylvania corporation (the “Company”), Crown Americas LLC, a Pennsylvania limited liability company (the “Issuer”), and the guarantors listed on Schedule A hereto (together with the Company, the “Guarantors”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333- ) filed by the Issuer and the Guarantors on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as amended (the “Registration Statement”). Upon the effectiveness of the Registration Statement, the Issuer and the Guarantors propose to offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $700,000,000 of the Issuer’s 5.875% Senior Notes due 2033 (the “New Notes”), and the guarantees thereof by the Guarantors (the “New Guarantees”), registered under the Securities Act for an equal aggregate principal amount of the Issuer’s outstanding 5.875% Senior Notes due 2033 (the “Old Notes”), and the guarantees thereof by the Guarantors (the “Old Guarantees”). The New Notes and the New Guarantees are to be issued pursuant to the terms of the Indenture, dated as of May 27, 2025, by and among the Issuer, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), incorporated by reference as Exhibit 4.u to the Registration Statement (the “Indenture”).

This opinion is being furnished to the Issuer and the Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the New Notes and the New Guarantees.

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act, and (d) the Old Notes have been, and the New Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes and the New Guarantees.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1. When the New Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuer in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, then the New Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the New Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Issuer in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, and when the New Guarantees have been duly executed in accordance with the terms of the Indenture, then the New Guarantees will constitute valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their terms.

The opinions rendered above are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, moratorium, receivership, reorganization and other similar laws or decisions relating to or affecting creditors’ rights generally or debtors’ obligations generally.

We express no opinion as to the validity, binding effect or enforceability of any provision in any agreement or instrument that (a) requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture, (b) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts or (c) relates to waivers of rights or defenses or any indemnification or contribution provisions.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the United States, the Commonwealth of Pennsylvania and the State of New York that are applicable to securities of the type contemplated by the Indenture, and we express no opinion with respect to the applicability or effect of the laws of any other jurisdiction (including without limitation the effect of such laws on the enforceability of the New Notes or the New Guarantees). We are not members of the bar of the State of Delaware, nor do we purport to be experts in the laws of the State of Delaware.

The opinions expressed herein are rendered to the Company and the Guarantors in connection with the filing of the Registration Statement and for no other purpose.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP

Schedule A

Guarantors:

CROWN Beverage Packaging Puerto Rico, Inc.

Crown Consultants, Inc.

Crown Cork & Seal Company (DE), LLC

Crown Cork & Seal Company, Inc.

Crown Financial Corporation

Crown International Holdings, LLC

CROWN Packaging Technology, Inc.

Foreign Manufacturers Finance Corporation

CROWN Cork & Seal USA, Inc.

CR USA, Inc.

Crown Beverage Packaging, LLC

Crown Beverage Holdings, Inc.

Signode Industrial Group LLC

Signode Pickling Holding LLC

Signode US IP Holdings LLC

Signode Industrial Group US Inc.

Signode Industrial Group Holdings US Inc.

Signode International IP Holdings LLC

Simplimatic Engineering Holdings LLC

Simplimatic Automation LLC

SEH Real Estate Holdings LLC

SE International Holdings LLC

SE International Holdings II LLC